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                                                                     EXHIBIT 2.2


                              AMENDED AND RESTATED
                    STOCK PURCHASE AND SHAREHOLDERS AGREEMENT

       THIS AMENDED AND RESTATED STOCK PURCHASE AND SHAREHOLDERS AGREEMENT (the "Agreement"), entered into as of the 30th day of December, 1998, by and among Gerard R. Bernier (the "Purchaser"), Joel P. Sens (the "Seller") and Lawrence Grimes, Kenneth Brochin, David Grossman and Jeffrey Sens (collectively referred to as the "Seller's Associates") and Next Generation Media Corp., a Nevada corporation ("NexGen").

                                   WITNESSETH:

       WHEREAS, the parties hereto executed a Stock Purchase and Shareholders Agreement dated as of May 12, 1998 (the "Prior Agreement"); and

       WHEREAS, Seller was at the time of the Prior Agreement the majority and controlling stockholder; and

       WHEREAS, Seller's Associates are also stockholder's in or Officers or Directors of NexGen; and

       WHEREAS, NexGen is entering into an amended and restated definitive agreement to acquire United Marketing Solutions, Inc., a Virginia corporation (referred to herein as "United" and the "United Acquisition"), whose current President and Chief Executive Officer is the Purchaser; and

       WHEREAS, Seller and Seller's Associates are desirous of inducing Purchaser, in connection with the United Acquisition, to continue as the President and Chief Executive Officer of United and to assume the office of director and Chief Executive Officer of NexGen and for such purposes are desirous of entering into this agreement; and

       WHEREAS, Seller owned, of record and beneficially, 2,045,929 shares of the issued and outstanding shares of common stock, par value $0.01 per share, of NexGen ("NexGen Common"), representing Sixty-Four and 9/10ths percent (64.9%) of the issued and outstanding shares of common stock (computed on a fully diluted basis) as of the date of the Prior Agreement; and

       WHEREAS, the parties hereto wish to amend and restate that Prior Agreement to take into account certain changes in the proposed United Acquisition transaction that affect Seller, Purchaser and NexGen.

       NOW THEREFORE, in consideration of the mutual promises and representations herein set forth and for other good and valuable consideration, the parties agree as follows:

1. Sale and Transfer of Shares: Upon and subject to the terms and conditions set forth in this Agreement and the Prior Agreement, Seller has sold to Purchaser Nine Hundred Thirty-Five Thousand (935,000) shares of NexGen Common owned by Seller (the "Shares").

2. Purchase Price: Subject to the terms and conditions of the Prior Agreement and this Agreement, in reliance upon the representations, warranties and agreements of Seller and Seller's Associates contained herein, and in consideration of the aforesaid sale, assignment and delivery of the Shares, Purchaser has paid to Seller the amount of One Hundred Fifty-Six Thousand, One Hundred Forty-Five and No/100 Dollars ($156,145) (the "Purchase Price") in the form of a Non-Recourse Secured Promissory Note, payable in twenty-four
   (24) equal installments of principal and interest (the "Purchaser's Note"). The Purchaser's Note bears interest at the rate of 5.83% per annum. Since the execution of the


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   Prior Agreement, the Purchaser's Note was transferred by Seller to NexGen in satisfaction of $156,145 of that certain note from Seller to NexGen in the principal amount of $359,050 ("Seller's Note") that is secured by certain of Seller's common stock in NexGen, including the Shares.

3. Closing: The purchase and sale of the Shares (the "Closing") took place pursuant to the Prior Agreement. Prior to the Closing, Seller's Associates, as directors of NexGen, caused the NexGen approval recited in paragraph 13(b)(4) hereof to have been obtained to consummate the transactions contemplated in the Prior Agreement and in this Agreement. At Closing, Seller delivered to Purchaser all certificates representing the Shares, properly endorsed or accompanied by stock powers duly executed in blank for transfer on the books of NexGen.

4. Resignations and Management Participation Upon Closing: Upon Closing, Seller delivered to Purchaser a written resignation of Seller as a director and Officer of NexGen. Seller further represents and warrants that, upon Closing, he relinquished all rights, in any capacity whatsoever, to participate in the management, operation, conduct or control of NexGen and its subsidiaries' day-to-day operations, without the specific authorization of Purchaser.

5. Appointment and Election of Purchaser as Director and President: Upon the effective date of the United Acquisition (the "United Closing Date"), Seller, Seller's Associates shall cause Purchaser to be elected as a director of NexGen and appointed as NexGen's President and Chief Executive Officer ("CEO"). As compensation for agreeing to assume the office of NexGen's President and Chief Executive Officer, Seller's Associates have caused NexGen to issue Purchaser options to purchase 150,000 shares of NexGen common stock at an exercise price of $.50 per share valid for ten years from the date of issue. Seller's and Seller's Associates' agreements to cause Purchaser to be appointed or elected as a director and CEO of NexGen, as set forth in this paragraph 5, shall continue in full force and effect so long as Purchaser is employed by or engaged as a consultant of NexGen or United.

6. Purchaser as Consultant: To facilitate an efficient implementation of the NexGen/United business plan, Seller's Associates have caused Purchaser to be appointed a consultant to NexGen contemporaneous with the execution of the Prior Agreement until the United Closing Date. As compensation for and to induce Purchaser to accept such appointment as consultant, Seller's Associates shall cause NexGen to cancel and forgive the Purchaser's Note as of the date of this Agreement and to pay to Purchaser, compensation in an amount equal to the income tax obligations incurred by Purchaser as a consequence of the aforesaid cancellation and forgiveness of Purchaser's Note prior to the date such tax obligation becomes due. The parties confirm as correct the method utilized by NexGen's independent auditors to compute such tax obligations as set forth in Exhibit B hereto. As such consultant, Purchaser shall oversee the prompt implementation of all preparatory actions contemplated in the NexGen/United business plan approved by the NexGen Board of Directors.

7. Appointment and Election of Additional Directors; Insurance: In addition to the provisions of Paragraph 5 hereof, the parties hereto agree that the NexGen Board of Directors shall have five seats, one of which became vacant because of the resignation of Seller. Seller's Associates shall (i) cause three additional directors from among the Seller's Associates to resign by the United Closing Date; (ii) appoint and elect two designees of Purchaser as directors by the United Closing Date; (iii) cause a designee of the holders of the NexGen Series A Preferred Stock to be appointed and elected as a director (the "Series A Director") prior to the United Closing Date; and (iv) appoint and elect a person mutually selected by the holders of the NexGen Series A Preferred Stock and Purchaser as an


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   independent director, initially identified hereby as Mr. Steven Kronzek (the
   "Independent Director") by the United Closing Date. As and when the Series A Preferred Stock is redeemed or converted to NexGen common stock and the rights of the holders thereof to nominate and elect the Series A Director have been terminated, the parties agree (i) to seek the resignation of the Series A Director and the Independent Director; (ii) to appoint and elect a designee of Seller as a director to fill the vacancy created by the resignation of the Series A Director; and (iii) to then mutually select an agreed upon independent director to replace the Independent Director. In addition, Purchaser and Seller agree to cause NexGen to obtain directors' and officers' insurance no later than as and when the common stock of NexGen is listed on any stock exchange. The parties' agreements, as set forth in this paragraph 7, shall continue in full force and effect so long as Purchaser is employed by NexGen or United. The parties hereto agree to vote their shares of stock in NexGen, if necessary, at any shareholder meeting in order to effectuate the purposes of this paragraph 7.

8. Cancellation of Debt: Pursuant to the Prior Agreement, Seller and Seller's Associates agreed to the following cancellations of indebtedness between each of Seller and Seller's Associates and NexGen:

              (a) Seller owed $202,905 plus accrued interest on the Seller's Note upon transfer of the Shares to Purchaser. NexGen owed Seller $37,198.91 in working capital advanced by Seller. Seller and NexGen netted these obligations in the amount of $15,000, resulting in outstanding debts of $187,905 owed by Seller to NexGen and $22,198.91 owed by NexGen to Seller. In satisfaction of NexGen's debt to Seller, Seller accepted NexGen common stock in lieu of payment at a sale price of $0.334 per share, resulting in the issuance (rounded to the nearest whole share) of 66,464 shares of NexGen common stock to Seller. NexGen, in recognition of Seller's contribution to the business forgave $152,905 of Seller's debt to NexGen and shall pay to Seller as a special bonus, cash in an amount sufficient for Seller to pay income tax due on this cancellation of indebtedness prior to the date such obligation become due. Seller then owed NexGen $35,000 remaining on Seller's Note.

              (b) NexGen owed Kenneth Brochin, one of Seller's Associates ("Brochin"), $35,000 in working capital advanced by Brochin. Brochin agreed to and has accepted, in payment of NexGen's debt to him, transfer of the remaining balance of Seller's Note in the amount of $35,000.

              (c) NexGen owed Lawrence Grimes, one of Seller's Associates, and W.B. Grimes & Co. (collectively, "Grimes"), $6,255 in working capital and $17,500 in commissions, respectively. Grimes agreed to and has released NexGen from such obligations which such obligations Seller agreed to assume and for which Seller exchanged such debt for 71,123 shares of NexGen common stock.

9. Capital Infusion/Lock Up Agreement/Payment of Certain NexGen Obligations:

              (a) Seller agrees to cause additional working capital in the sum of $210,000 to be obtained as a result of equity investments in NexGen, at a minimum price of $1.00 per share, prior to the United Closing Date. Alternatively, Seller may make a no-interest loan to NexGen in said amount, repayable only as and when such capital, together with additional capital necessary to pay the costs incurred in connection with the United Acquisition are also obtained. The proceeds of raising such capital or loan of $210,000


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shall be loaned to Unico on the same terms provided for in Section 6.15 of the
Stock Purchase Agreement and Plan of Merger executed contemporaneously herewith for working capital referred to in such Section 6.15. In the event that Seller fails to obtain the $210,000 in equity capital or make the loan described herein within the time recited, then Seller shall surrender to NexGen shares of NexGen common stock that he owns equal to the deficiency, valuing such shares for purposes hereof at $0.50 per share. Purchaser shall have the option to purchase such shares from NexGen at the aforesaid price of $0.50 per share. Purchaser agrees to accept that Seller has satisfied the obligations of this Section 9(a) in an amount equal to $170,000 in the form of a loan from NexGen to Unico, and that Seller's remaining obligation under this Section 9(a) is in an amount of $40,000; provided, however that the crediting of $170,000 against Seller's obligation to provide additional working capital is expressly contingent upon:

                     (1) Seller furnishing the additional $40,000 in working capital as required by this paragraph 9(a) prior to the effective date of the United Acquisition; and

                     (2) Seller obtains the written agreement of the holder of NexGen's promissory note for $170,000 issued in connection with the obtaining the funds described above, to extend the date by which such note shall be paid to a date after each and all of the obligations listed on Exhibit C hereto have been paid in full.

              (b)    Seller represents and warrants that:

                     (1) Upon the execution of this Agreement, Seller shall own 1,098,272 shares of NexGen common stock.

                     (2) Except as provided for in subparagraph 9(b)(3), Seller shall not sell, transfer or otherwise dispose of any of Seller's NexGen common stock until the earlier of (i) two years from the Closing and (ii) the time when all of the 250,000 shares of NexGen's Series A Preferred stock and 70,000 shares of Series B Preferred stock issued in connection with the United Acquisition are either redeemed or converted to common stock.

                     (3) Notwithstanding subparagraph 9(b)(2), Seller may sell up to (i) 150,244 shares of NexGen common stock held by Seller to the persons and in the amounts provided for in Exhibit A hereto (which such transactions have already taken place) and (ii) 250,000 shares of NexGen common stock held by Seller in private transactions and in compliance with applicable securities laws; provided, that Seller may not sell any of the stock provided for in subparagraph 9(b)(3)(ii) until the payment of certain debts owed by NexGen's subsidiary, Independent News Inc. ("INI"), consisting of $15,000 owed by INI to a former employee of INI for advances made on the former employee's American Express card and additional debt in the amount of approximately $6,000 owed by INI to a current employee of INI for advances made on the employee's American Express card (collectively, the "INI Debt"); and, provided, further, that Seller may use the proceeds of the sale of stock provided for in subparagraph 9(b)(3)(ii) to lend


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                            to NexGen an amount sufficient to pay the INI Debt.

              (c) Seller covenants that Seller shall be responsible for providing sufficient funds, through a sale of Seller's NexGen common stock as provided for in subparagraph 9(b)(3), through a loan by Seller to NexGen or by causing NexGen to sell newly issued common stock (at a price no less than $1.00 per share), to cause NexGen to pay the INI Debt within 30 days of the execution of this Agreement and thereafter up to $50,000 of existing NexGen legal fees. Any funds advanced to NexGen by Seller to pay the INI Debt or the existing legal fees shall be evidenced by a note from NexGen to Seller to provide for repayment of the funds advanced plus interest. Principal and interest shall be due at the time of repayment which shall be the earlier of (i) two years from the Closing or (ii) the time when all of the 250,000 shares of NexGen's Series A Preferred stock and 70,000 shares of Series B Preferred stock issued in connection with the United Acquisition is either redeemed or converted to common stock. The note shall bear interest at the applicable federal rate as provided for in section 1274(d) of the Internal Revenue Code, as amended, based on the term of the note, as determined at the time of repayment. In lieu of such payment, Seller may elect to receive NexGen Common stock at an exchange rate equal to the sale price Seller obtained for his stock.

              (d) Notwithstanding the provisions of Paragraph 9(c) above, Purchaser agrees that Seller may provide for the payment of the INI Debt and the existing legal fees of NexGen contemporaneous with the provision of $210,000 in working capital to United by causing NexGen to sell newly issued shares of common stock at a price no less than $1.00 per share, provided however, that the proceeds of such sales shall be applied: 1st to the payment of the INI Debt, 2nd to the $210,000 in working capital to United (of which and subject to the conditions of paragraph 9(c)1) and (2) hereof, $170,000 has already been provided), 3rd to the payment of NexGen's obligations pursuant to the Merger Agreement, and 4th to the aforesaid legal fees.

10.Representations and Warranties of Seller and Seller's Associates: Seller and
   Seller's Associates represents and warrants to Purchaser as follows:

              (a) As of the date hereof, Seller's ownership of NexGen stock is and shall be as set forth in the Recitals and Paragraph 1 hereof.

              (b) Seller acquired the Shares for investment for his own account and his own beneficial interest and not for the account or interest of any other person or persons and had, at the time he acquired the Shares, no present intention of reselling or otherwise distributing the Shares, but rather intended to hold the Shares as a long-term investment. Seller has not offered or agreed to sell his Shares through any advertisement or general solicitation, instrumentality of interstate commerce or the mail.

              (c) Seller and Seller's Associates have the power and authority to execute, deliver and perform this Agreement and to consummate the transaction intended hereby. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transaction contemplated hereby, constitute the valid and legally binding obligations of Seller and Seller's Associates, enforceable against Seller and Seller's Associates in accordance with their respective terms. Except as provided herein, no consent, approvals or


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                     waivers are required to be obtained in connection with
                     Seller's or Seller's Associates performance of the transaction contemplated hereby. The execution and performance of this Agreement does not conflict, or constitute breach of or result in a default under any contract or indenture to which Seller or Seller's Associates is a party or to which any of them is subject.

              (d) No commission, finder's fee or other consideration of any kind is being paid by any party to any entity or person in connection with this Agreement.

              (e) No representation or warranty by Seller or Seller's Associates in this Agreement, or any schedule hereto, contains or shall contain any untrue statement or omit to state a material fact.

11.Representations and Warranties of Purchaser:

              (a) The Purchaser has acquired the Shares for his own account for investment, with no present intention of reselling or otherwise distributing the Shares. The certificates representing the Shares as issued to the Purchaser, bear a legend substantially as follows:

       THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES ACTS OF ANY STATE (THE "ACTS"). THE SHARES HAVE NOT BEEN ACQUIRED WITH A VIEW TO, OR IN CONNECTION WITH, ANY DISTRIBUTION THEREOF AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACTS OR OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACTS.

              (b) Purchaser has full power and authority to execute, deliver and perform this Agreement.

12.Survival of Representation and Warranties: The covenants, agreements, representations and warranties set forth in this Agreement shall survive the execution of this Agreement and shall not be affected by any investigation, verification, or prior knowledge by any party hereto or by anyone on behalf of any such parties.

13.Conditions Precedent to Closing:

              (a) Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby were subject to the following conditions precedent having occurred at or prior to Closing:

                     (1) The representation and warranties made by the Seller and Seller's Associates shall be true and correct in all material respects as of the Closing; and

                     (2) The delivery by the Seller of the stock certificates required by Paragraph 3.

                     (3) Fulfillment of the conditions specified in Paragraphs 4, 5, 6 and 7 hereof, to the extent


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                            that such conditions are to be completed on or by
                            the Closing.

              (b) Seller and Seller's Associates. The obligations of the Seller and Seller's Associates to consummate the transactions contemplated hereby were subject to the following condition precedent having occurred at or prior to Closing:

                     (1) The representation and warranties made by the Purchaser shall be true and correct in all material respects as of the Closing;

                     (2) The delivery by the Seller of the Purchaser's Note in a form satisfactory to the parties;

                     (3) Execution of the definitive agreement for the United Acquisition; and

                     (4) Approval by NexGen of: (i) the transfer of Shares to Purchaser in exchange for the transfer of the Purchaser's Note from Seller to NexGen; and (ii) the cancellation and forgiveness of Purchaser's Note as set forth in Paragraph 6 hereof; and (iii) the reduction in the Seller's Note in an amount equal to the Purchase Price.

       (c) Purchaser acknowledges that the Shares were transferred from Seller to Purchaser pursuant to the Prior Agreement.

14.Successors and Assigns; Joint and Several Liability: This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns. The representations, warranties, covenants and agreements of Seller and Seller's Associates made herein shall be deemed to be jointly and severally made by Seller. The liability of any Seller's Associate shall be limited to a breach of his respective representations, warranties, covenants and agreements.

15.Validity of Agreement: In the event any provision, or portion thereof, of this Agreement is held by a court having proper jurisdiction to be for any reason unenforceable or invalid, the remaining provisions, or portions thereof, of this Agreement shall continue to exist and shall remain in full force and effect.

16.Other Agreements: This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties, and representations between the parties hereto with respect to the Shares and the other matters described herein, and there are no other promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, between them with respect to the Shares or the other matters described herein. No change, amendment or modification of this Agreement shall be valid unless in writing and signed by the parties hereto.

17.Specific Performance: The parties hereto agree that the Shares and other forms of performance described herein are unique, that failure of Seller or Seller's Associates to consummate the sale and other transactions intended hereby will result in irreparable damage to Purchaser, and that specific performance of these obligations or any other applicable equitable, legal, or other decree, order, writ, or remedy that shall


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   require performance by each of the parties or one or both of them, may be obtained by suit in law or in equity.

18.Governing Law: This Agreement shall be construed in accordance with, and governed by the laws of, the Commonwealth of Virginia.

19.Assignment: This Agreement may not be assigned by any party without the prior written consent of all other parties hereto.

20. Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

21. Bonus to President and Secretary/Treasurer: In addition to the other obligations set forth in this Agreement, NexGen shall, upon the closing of the United Acquisition, award to Lawrence Grimes, its outgoing President, stock an option to purchase 20,000 shares of NexGen Common at a price of $0.02 per share and award to Kenneth Brochin, its secretary and treasurer, an option to purchase 97,500 shares of NexGen Commonat a price of $0.02 per share, in recognition of their contributions to NexGen prior to the United Acquisition. Such options shall be upon the same terms as those options granted to the Purchaser pursuant to the Purchaser's employment terms as President and CEO of NexGen and to Seller pursuant to Seller's employment terms as a consultant to NexGen.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]


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   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first shown above.

NEXT GENERATION                                 SELLER:
MEDIA CORP:

  /s/  Larry Grimes                             /s/  Joel Sens
----------------------------                    -----------------------

By:  Lawrence Grimes                                 Joel P. Sens
Title:  President

                                                     SELLERS ASSOCIATES:


                                                       /s/  Larry Grimes
                                                     ------------------------

                                                     Lawrence Grimes


                                                       /s/  Kenneth Brochin
                                                     ------------------------

                                                     Kenneth Brochin


                                                       /s/  David Grossman
                                                     ------------------------

                                                     David Grossman


                                                       /s/  Jeffrey Sens
                                                     ------------------------

                                                     Jeffrey Sens


                                                     PURCHASER:


                                                       /s/  Gerard Bernier
                                                     ------------------------

                                                     Gerard R. Bernier